Exhibit 99

News Release

SLB to Host 2022 Investors Conference

NEW YORK, November 1, 2022—SLB (NYSE: SLB) today announced that it is hosting its 2022 Investors Conference on Thursday, November 3, 2022 in New York.

Olivier Le Peuch, chief executive officer, SLB, will present at the Investors Conference beginning at approximately 8:30 a.m. US Eastern Time (ET), where he will discuss, among other things, SLB’s strategy and business outlook. In addition, Stephane Biguet, chief financial officer, SLB, will present at the conference beginning at approximately 4:05 p.m. ET, where he will discuss, among other things, SLB’s financial performance, strategic objectives, 2023 guidance, and capital allocation framework.

A live webcast of Mr. Le Peuch’s address will be available on a listen-only basis beginning at approximately 8:30 a.m. ET. In addition, a second live webcast of Mr. Biguet’s address, as well as a Q&A session, will be available on a listen-only basis beginning at approximately 4:05 p.m. ET. The live webcasts can be accessed at https://investorcenter.slb.com/news-events/investor-day. Viewers should log in 15 minutes prior to the start of each webcast to test their browsers. Following the end of the event, a replay of the webcasts will be available at the same website, along with a transcript of the Q&A session.

Executive management presentations will be available on the company’s website at https://investorcenter.slb.com/news-events/investor-day, beginning at approximately 8:30 a.m. ET on November 3, 2022.

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Media	Investors

Josh Byerly, Vice President of Communications	Ndubuisi Maduemezia, Vice President of Investor Relations
Moira Duff, Director of External Communications	Joy V. Domingo, Director of Investor Relations
Tel: +1 (713) 375-3407	Tel: +1 (713) 375-3535
media@slb.com	investor-relations@slb.com

slb.com/newsroom